                                 [LETTERHEAD]

June 26, 2002

InvestBio Opportunity Trust
500 Fifth Avenue, 56th Floor
New York, NY  10110

Ladies and Gentlemen:

     We have acted as counsel to the InvestBio Opportunity Trust (the "Trust"), a Delaware business trust, in connection with the Trust's Pre-Effective Amendment No. 1 to its Registration Statement ("Registration Statement") on Form N-1A (File No. 333-75588) relating to the issuance and sale of certain shares of the InvestBio Opportunity Fund (the "Fund"), a series of the Trust. You have requested our opinion with respect to the matters set forth below. In this opinion letter, the term "Shares" means the shares of beneficial interest of the Fund, that may be issued during the time that the Registration Statement is effective and has not been superceded by a post-effective amendment.

     In connection with rendering the opinions set forth below, we have examined copies, believed by us to be genuine, of the Trust's Certificate of Trust dated as of December 17, 2001, Agreement and Declaration of Trust dated as of December 17, 2001 (the "Agreement"), By-Laws and such other documents relating to its organization and operation as we have deemed relevant to our opinion, as set forth herein. The opinions set forth in this letter are limited to the laws and facts in existence on the date hereof, and are further limited to the laws (other than laws relating to choice of law) of the State of Delaware that in our experience are normally applicable to the issuance of shares of beneficial interest by business trusts and to the Securities Act of 1933, as amended (the "1933 Act"), the Investment Company Act of 1940, as amended (the "1940 Act"), and the rules and regulations of the Securities and Exchange Commission (the "SEC") thereunder.

     Based on and subject to the foregoing, and the additional qualifications and other matters set forth below, it is our opinion that as of the date hereof the Shares, when sold in accordance with the terms contemplated by the Registration Statement, including receipt by the Fund of full payment for the Shares and compliance with the 1933 Act and 1940 Act, will have been validly issued and will be fully paid and non-assessable. We note, however, that the holders of Shares of

InvestBio Opportunity Trust
June 26, 2002
Page 2

the Fund may be obligated to make payments in connection with the transfer of Shares in accordance with any rules established by the Trustees under the By-Laws.

     For purposes of this opinion we have made such examination of law as we have deemed necessary. This opinion is limited solely to the internal substantive laws of the State of Delaware as applied by courts located in Delaware without regard to choice of law and the federal laws of the United States of America. As to the opinion set forth above relating to the existence of the Trust, our opinion relies entirely upon and is limited by the certificates of the Secretary of State of the State of Delaware.

     We are furnishing this opinion letter to you solely in connection with the issuance of the Shares. You may not rely on this opinion letter in any other connection, and it may not be furnished to or relied upon by any other person for any purpose, without specific prior written consent.

     The foregoing opinions are rendered as of the date of this letter, except as otherwise indicated. We assume no obligation to update or supplement our opinions to reflect any changes of law or fact that may occur.

     We hereby consent to this opinion letter accompanying the Registration Statement when it is filed with the SEC and to the reference to our firm in the statement of additional information that is being filed as part of such Registration Statement.

                                 Very truly yours,


                                 KIRKPATRICK & LOCKHART LLP